Exhibit 8.3

[LETTERHEAD OF THE LINKLATERS & ALLIANCE]

Our Ref	IJB/GJD	8 April 2003

BHP Billiton Limited	BHP Billiton Plc
600 Bourke Street	1-3 Strand
Melbourne VIC 300	London
Australia	WC2N 5HA
United Kingdom
BHP Billiton Finance (USA) Limited
600 Bourke Street
Melbourne VIC 3000
Australia

Dear Sirs

BHP BILLITON FINANCE (USA) LIMITED

SENIOR NOTES

We have acted as United Kingdom taxation legal counsel to BHP Billiton Finance (USA) Limited (BHP Billiton Finance), BHP Billiton Plc and BHP Billiton Limited in connection with the issuance and sale by BHP Billiton Finance of US$750,000,000 aggregate principal amount of senior notes (the Notes) and the unconditional guarantee of the Notes by each of BHP Billiton Plc and BHP Billiton Limited.  The Notes are issued under an indenture (the Indenture), dated on or about 21 April 2003, among BHP Billiton Finance, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A., as trustee.  We refer to the prospectus in respect of the Notes (the Prospectus) included in the registration statement on Form F-1 to be filed on 8 April 2003 with the Securities and Exchange Commission. You have asked that we provide you with a letter confirming that the statements set forth in the Prospectus under the heading “Material Tax Consequences - United Kingdom Taxation” and “Material Tax Consequences - European Union Taxation” have been reviewed by us and in our opinion fairly present the matters referred to therein in all material aspects.

In respect of the statements set forth in the Prospectus under the heading “Material Tax Consequences - United Kingdom Taxation” the statements in this letter are limited to United Kingdom taxation law as applied in practice on the date hereof by the Inland Revenue. In respect of the statements set forth in the Prospectus under the heading “Material Tax Consequences - European Union Taxation” the statements in this letter are limited to the proposed new directive regarding the taxation of savings income. We have not considered the laws of any other jurisdiction.

We assume that interest rates under the terms of the Notes will be the prevailing market rates at the time of the offering.

On the basis that any payment by BHP Billiton Plc under its guarantee will be under the terms and in accordance with the terms of the guarantee contained in Section 205 of the Indenture, on the basis of our review of the Prospectus and Indenture, and on the basis of the assumption contained in this letter, we are of the opinion that:

(i)

the statements set forth in the Prospectus under the heading “Material Tax Consequences – United Kingdom Taxation”; are an accurate summary of the United Kingdom withholding tax position in relation to payments of interest made under BHP Billiton Plc’s guarantee of BHP Billiton Finance’s obligations of the Notes and an accurate summary of the incidence of directly assessed United Kingdom taxation on such a payment of interest and as such fairly present the information disclosed therein; and

(ii)

the statements set forth in the Prospectus under the heading “Material Tax Consequences - European Union Taxation” are an accurate summary of the position regarding the proposed new directive regarding the taxation of savings income and as such fairly present the information disclosed therein.

Yours faithfully

/s/  Linklaters

Linklaters